                                                                       Exhibit 1

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                        RESEARCH PARK ACQUISITION, INC.,

                             a Maryland corporation,

                                       and

                             RWD TECHNOLOGIES, INC.,

                             a Maryland corporation

                           Dated as of April 29, 2003

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                                TABLE OF CONTENTS

                                                                                   PAGE
Article I THE MERGER ..............................................................  2

   1.1    The Merger ..............................................................  2

   1.2    Closing .................................................................  2

   1.3    Effective Time ..........................................................  2

   1.4    Effects of the Merger ...................................................  2

   1.5    Articles of Incorporation ...............................................  2

   1.6    By Laws .................................................................  2

   1.7    Directors and Officers of the Surviving Company .........................  3

   1.8    Effect on Capital Stock .................................................  3

   1.9    Dissenting Shares .......................................................  3

   1.10   Company Stock Options ...................................................  4

Article II EXCHANGE OF CERTIFICATES ...............................................  4

   2.1    Exchange Fund ...........................................................  4

   2.2    Exchange Procedures .....................................................  5

   2.3    Further Ownership Rights in Company Common Stock ........................  6

   2.4    Payment of Company Stock Options ........................................  6

   2.5    Termination of Exchange Fund; Unclaimed Funds ...........................  6

   2.6    No Liability ............................................................  6

   2.7    Lost Certificates .......................................................  7

   2.8    Withholding Rights ......................................................  7

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
Article III REPRESENTATIONS AND WARRANTIES ........................................  7

   3.1    Representations and Warranties of the Company ...........................  7

   3.2    Representations and Warranties of Acquirer ..............................  9

Article IV COVENANTS RELATING TO CONDUCT OF BUSINESS .............................. 11

   4.1    Covenants of the Company ................................................ 11

   4.2    Covenants of Acquirer ................................................... 12

   4.3    Advice of Changes; Government Filings ................................... 13

Article V ADDITIONAL AGREEMENTS ................................................... 13

   5.1    Stockholders' Meeting; Preparation of Disclosure Documents .............. 13

   5.2    Access to Information; Confidentiality .................................. 14

   5.3    Approval and Consents; Cooperation ...................................... 16

   5.4    Acquisition Proposals ................................................... 16

   5.5    Fees and Expenses ....................................................... 18

   5.6    Indemnification, Directors' and Officers' Insurance ..................... 18

   5.7    Public Announcements .................................................... 20

   5.8    Further Assurances ...................................................... 20

   5.9    State Takeover Laws ..................................................... 21

   5.10   Limited Guarantee ....................................................... 21

   5.11   Acquirer Ownership ...................................................... 21

Article VI CONDITIONS PRECEDENT.................................................... 21

   6.1    Conditions to Each Party's Obligation to Effect the Merger .............. 21

   6.2    Conditions to the Obligation of Acquirer to Effect the Merger ........... 22

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
   6.3    Conditions to the Obligation of the Company to Effect the Merger ........ 22

Article VII TERMINATION AND AMENDMENT ............................................. 23

   7.1    Termination ............................................................. 23

   7.2    Effect of Termination ................................................... 24

   7.3    Amendment ............................................................... 24

   7.4    Extension; Waiver ....................................................... 25

   7.5    Procedure for Termination, Amendment, Extension or Waiver ............... 25

Article VIII GENERAL PROVISIONS ................................................... 25

   8.1    Non-Survival of Representations, Warranties, Covenants and Agreements ... 25

   8.2    Notices ................................................................. 26

   8.3    Interpretation .......................................................... 27

   8.4    Counterparts ............................................................ 27

   8.5    Entire Agreement; No Third Party Beneficiaries .......................... 27

   8.6    Governing Law ........................................................... 28

   8.7    Waiver of Jury Trial .................................................... 28

   8.8    Severability ............................................................ 28

   8.9    Assignment .............................................................. 28

   8.10   Enforcement ............................................................. 28

   8.11   Definitions ............................................................. 28

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 29, 2003, is by and between Research Park Acquisition, Inc., a Maryland corporation ("Acquirer"), RWD Technologies, Inc., a Maryland corporation (the "Company"), and, with respect to Section 5.10 hereof only, Dr. Robert W. Deutsch, a Maryland resident ("Deutsch").

                                   WITNESSETH:

     A. The Board of Directors of Acquirer and the Board of Directors of the Company (the "Company Board") have approved this Agreement and the transactions contemplated hereby, including the Merger, subject to the terms and conditions set forth in this Agreement.

     B. The Company Board has established a special committee of independent directors of the Company Board (the "Special Committee") to consider and evaluate the fairness to the Company and its stockholders of any proposed business combination or strategic alternative involving the Company (a "Proposed Transaction") and to report its recommendation concerning any such Proposed Transaction to the full Company Board.

     B. The Special Committee has carefully reviewed and negotiated the terms of this Agreement and has unanimously recommended that the Company Board approve and authorize this Agreement and the transactions contemplated hereby.

     C. The Company Board, based in part upon the recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company's stockholders other than Acquirer, Deutsch and their respective Affiliates and Associates.

     D. Acquirer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement.

     E. Acquirer agrees, pursuant to the terms below, to vote its shares Company Common Stock in favor of the adoption of this Agreement and the Merger at any meeting of the Company's stockholders.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

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                                    ARTICLE I

                                   THE MERGER

     1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), Acquirer shall be merged with and into the Company (the "Merger") at the Effective Time. Upon the Effective Time, the separate corporate existence of Acquirer shall cease and the Company shall continue as the surviving company (the "Surviving Company") in accordance with the MGCL.

     1.2. CLOSING. Unless this Agreement shall have been terminated pursuant to
Section 7.1, the closing of the Merger (the "Closing") will take place no later than the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article 6 (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Piper Rudnick LLP, 6225 Smith Avenue, Baltimore, Maryland 21209, unless another place is agreed to in writing by the parties hereto.

     1.3. EFFECTIVE TIME. Upon the Closing, the parties shall (i) file with the Maryland State Department of Assessments and Taxation ("MSDAT") articles of merger or other appropriate documents (in any such case, the "Articles of Merger"), executed in accordance with the relevant provisions of the MGCL and
(ii) make all other filings, recordings or publications required under the MGCL in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with MSDAT, or at such later time as the parties may agree and specify in the Articles of Merger (the date and time the Merger becomes effective being herein referred to as the "Effective Time").

     1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquirer shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquirer shall become the debts, liabilities and duties of the Surviving Company.

     1.5. ARTICLES OF INCORPORATION. The articles of incorporation of Acquirer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company from and after the Effective Time, until thereafter amended as provided therein or by applicable Law.

     1.6. BY-LAWS. The By-Laws of Acquirer as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Company from and after the Effective Time, until thereafter amended as provided therein or by applicable Law.

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     1.7. DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY. The members of the
Board of Directors of Acquirer immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the Board of Directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws of the Surviving Company.

     1.8. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquirer or any holder of any Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") or Common Stock, par value $0.10 per share, of Acquirer ("Acquirer Common Stock"):

          (a) Cancellation of Company Common Stock Owned by Acquirer. Each share of Company Common Stock owned by Acquirer as set forth on Exhibit A issued and outstanding immediately prior to the Effective Time (the "Cancelled Shares") shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (b) Conversion of Converted Shares. Each share of Acquirer Common Stock issued and outstanding immediately prior to the Effective Time (the "Converted Shares") as set forth on Exhibit A, shall be converted into and shall become one duly authorized, validly issued, fully paid and non-assessable share of Surviving Company Common Stock upon the surrender of the certificates previously representing such Converted Shares.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares, if any) shall be converted into and become the right to receive an amount equal to $2.10 in cash, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon surrender of such certificate(s) in accordance with Article 2.

     1.9. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, including Section 1.8, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or otherwise consented thereto in writing and who has the right to demand, and properly demands, an appraisal of such holder's shares in accordance with Title 3, Subtitle 2 of the MGCL, or any successor provision (such holder being herein referred to as a "Dissenting Stockholder" and such shares being herein referred to as "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal. With respect to any Dissenting Shares, a Dissenting Stockholder shall have solely the appraisal rights provided under Title 3, Subtitle 2 of the MGCL, provided such Dissenting Stockholder complies with the provisions thereof. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each Dissenting Share held by such Dissenting Stockholder shall be treated as if such share had been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give Acquirer prompt notice of any demand for appraisal of shares of Company Common Stock received by the Company and any withdrawals of such demands, and Acquirer shall have the right to participate in and approve (which approval shall not be unreasonably withheld or delayed) all negotiations and proceedings with respect to any such demand. The Company shall not, except with the prior written consent of Acquirer, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

     1.10. COMPANY STOCK OPTIONS. Each outstanding and unexercised option to purchase shares of Company Common Stock (each, a "Company Stock Option" and, collectively, the "Company Stock Options"), whether vested or unvested, shall terminate and be cancelled as of the Effective Time. Each Person (other than Deutsch and his Affiliates and Associates) who holds an exercisable Company Stock Option (including options which, by their terms, become exercisable as a result of the transactions contemplated hereby) shall be entitled to receive, in consideration therefor, a cash payment on the Closing Date equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, multiplied by (ii) the aggregate number of shares of Company Common Stock then subject to such Company Stock Option, reduced by the amount of withholding or other taxes required by applicable Law to be withheld, payable in cash.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1. EXCHANGE FUND. At or prior to the Effective Time, the Company shall designate a bank or trust company reasonably acceptable to Acquirer and the Special Committee to act as exchange agent (the "Exchange Agent") and shall deposit, or shall cause to be deposited into a segregated account, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) and Company Stock Options, cash in an aggregate amount (the "Aggregate Merger Consideration") equal to the sum of (a) the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares, if any), and (ii) the Merger Consideration (the "Exchange Fund"), and (b) the aggregate amount to be paid to the holders of Company Stock Options pursuant to Section 1.10 above. The Exchange Agent shall invest all cash in the Exchange Fund as directed by the Surviving Company, provided all such investments shall be marketable U.S. government securities backed by the full faith and credit of the U.S. government. Interest and other income with respect to the Exchange Fund shall accrue for the account of, and shall be promptly paid to, the Surviving Company.

     2.2. EXCHANGE PROCEDURES. The exchange of outstanding shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) shall take place in the following manner:

          (a) Exchange of Certificates. Each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) shall, upon surrender to the Exchange Agent of such certificate(s) and acceptance thereof by the Exchange Agent (together with the Letter of Transmittal described in Section 2.2(b), duly executed, and such other documents as may reasonably be required by the Exchange Agent), be entitled to receive the amount of the Merger Consideration into which the number of shares of Company Common Stock previously represented by such certificate(s) so surrendered shall have been converted pursuant to this Agreement. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented for transfer, they shall be cancelled against delivery of the Merger Consideration. If the Merger Consideration is to be delivered to any Person other than the Person in whose name the certificate(s) representing shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate(s) so surrendered shall be properly endorsed with the signature guaranteed or otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder thereof, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(a), each certificate which, prior to the Effective Time, represented outstanding shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with Section
1.8. No interest will be paid or will accrue on any cash payable as Merger Consideration.

          (b) Letter of Transmittal. Promptly following the Effective Time (but no later than five (5) Business Days thereafter), the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) shall pass, only upon delivery thereof to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Company may reasonably specify) (the "Letter of Transmittal") and instructions for use in effecting the surrender of such certificate(s) in exchange for the Merger Consideration.

          (c) Payment of Merger Consideration. Upon surrender to the Surviving Company of a certificate representing shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any), for cancellation, together with the related Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange for each share of Company Common

Stock represented by such certificate cash in an amount equal to the Merger Consideration, after giving effect to any required withholding tax as provided in Section 2.7, and the certificate so surrendered shall forthwith be marked as canceled. Such payment of Merger Consideration shall be made to the holder of such share of Company Common Stock as soon as reasonably practicable, but in no event later than ten (10) Business Days after the Surviving Company receives the certificate representing such share of Company Common Stock and Letter of Transmittal, duly executed and completed in accordance with the instructions thereto. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration shall be paid to such a transferee if the certificate representing such Company Common Stock is presented to the Surviving Company, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3. FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of Article 1 and this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, and no holder of shares of Company Common Stock shall thereby have any equity interest in the Surviving Company.

     2.4. PAYMENT OF COMPANY STOCK OPTIONS. As soon as practicable (but in no event more than ten (10) Business Days) after the Effective Time, the Exchange Agent shall make a cash payment to each holder of Company Stock Options in the amount, if any, that is payable pursuant to Section 1.10.

     2.5. TERMINATION OF EXCHANGE FUND; UNCLAIMED FUNDS. Any portion of the Exchange Fund that remains undistributed to or unclaimed by the holders of certificates representing shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) for six (6) months after the Effective Time shall be delivered to the Surviving Company or otherwise at the direction of the Surviving Company, upon demand, and any holders of such certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company for the Merger Consideration to which such holders are entitled pursuant to this Agreement (subject to applicable abandoned property, escheat or other similar Laws) and only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon.

     2.6. NO LIABILITY. None of Acquirer, the Company, the Surviving Company or the Exchange Agent shall be liable to any person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of certificates representing shares of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of such Person previously entitled thereto.

     2.7. LOST CERTIFICATES. If any certificate representing shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against the Company with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

     2.8. WITHHOLDING RIGHTS. The Surviving Company or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as the Surviving Company or the Exchange Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of Law, including withholdings required in connection with payments under Section 1.10. To the extent withheld by the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquirer as set forth in this Section 3.1.

          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is validly existing and in good standing under the Laws of its respective state of incorporation and has the corporate power and authority to carry on its business as presently being conducted and to own, operate and lease its properties.

          (b) Authority; No Conflicts; Acquisition Proposals.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Company Vote and the Additional Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to obtaining the Required Company Vote and the Additional Vote (other than the filing of the Articles of Merger as required by the MGCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Acquirer, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) No consent, approval, permit, order or authorization of, or registration, declaration or filing with, or notice to any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental authority or any private body exercising any regulatory, taxing or other governmental authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in connection with the Stockholders' Meeting (such proxy statement, including any preliminary version thereof, in either case, as amended, modified or supplemented from time to time, herein referred to as the "Proxy Statement"), (B) the filing with the SEC of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) certain filings under state securities or "blue sky" Laws, (D) any other filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement, (E) the filing and recordation of Articles of Merger under the MGCL,
(F) compliance with the rules and regulations of the Nasdaq National Market ("NASDAQ"), and (G) such consents, approvals, permits, orders, authorizations, registrations, declarations, filings and notices with any Governmental Entity or under any Company Agreements, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent the consummation of the Merger by the Outside Date; provided, however, that no representation or warranty is made with respect to any state takeover statute or similar statute.

          (c) Disclosure Documents. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.1(c), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the
Schedule 13E-3 based on information supplied in writing by Acquirer or any of its Representatives specifically for inclusion or incorporation by reference therein.

          (d) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person, the fees of which will be paid by the Company, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company by the Special Committee, except the fees payable to Friedman, Billings, Ramsey & Co., Inc. ("FBR") pursuant to the engagement letter dated March 14, 2003 (a copy of which has been delivered to Acquirer).

          (e) Company Action; Vote Required. As of the date hereof, the Company Board, based upon the recommendation of the Special Committee, at a meeting thereof duly called and held has (i) approved the acquisition by Acquirer of the Company pursuant to the Merger and approved and adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger,
(ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company's stockholders, and (iii) recommended approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders. The affirmative vote of the holders of at least a majority of the aggregate votes of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary under applicable Law or the Company's Charter to approve this Agreement, the Merger and the other transactions contemplated hereby.

          (f) Fairness Opinion. As of the date hereof, the Special Committee has received the written opinion of FBR, financial advisor to the Special Committee, dated the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) is fair to such holders from a financial point of view. The Special Committee has furnished an accurate and complete copy of such written opinion to Acquirer.

     3.2. REPRESENTATIONS AND WARRANTIES OF ACQUIRER. Acquirer represents and warrants to the Company as follows:

          (a) Organization, Standing and Power. Acquirer has been duly organized and is validly existing and in good standing under the Laws of Maryland and has the power and authority to carry on its business as presently being conducted and to own, operate and lease its properties. Acquirer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either individually or in the aggregate, would not reasonably be expected to prevent the consummation of the Merger by the Outside Date. The copies of the Organizational Documents of Acquirer which were previously furnished to the Company are true, complete and correct copies of such documents.

          (b) Capital Structure. All of the outstanding shares of Acquirer Common Stock are owned in the amounts and by the Persons identified on Exhibit
A. Acquirer owns the shares of Company Common Stock set forth on Exhibit A.

          (c) Authority; No Conflicts.

               (i) Acquirer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been duly executed and delivered by Acquirer and, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and binding agreement of Acquirer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) violate any provision of the Organizational Documents of Acquirer, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.2(c)(iii) below, conflict with or result in any violation of or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration or loss of any benefit under (in any case with or without notice or lapse of time, or both) any Law, judgment, order, decree, injunction, determination or award currently in effect which, individually or in the aggregate, would prevent the consummation of the Merger by the Outside Date, or (C) violate, conflict with, constitute a breach or default under or give rise to a right of termination, amendment, cancellation or acceleration or loss of any benefit under any contract, loan, credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which Acquirer is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would reasonably be expected to prevent the consummation of the Merger by the Outside Date.

               (iii) No consent, permit, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity, which has not been received or made, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement by Acquirer or the consummation by Acquirer of the transactions contemplated hereby, except for
(A) filings under state securities or "blue sky" Laws, (B) any filings, or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement,
(C) the filing and recordation of Articles of Merger under the MGCL, and (D) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to obtain would not reasonably be expected to prevent the consummation of the Merger by the Outside Date.

          (d) Disclosure Documents. None of the information to be supplied by Acquirer for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (e) No Vote Required. No vote of the stockholders or the Board of Directors of Acquirer is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by Acquirer as of the date hereof.

          (f) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Acquirer, except the fees payable to Signal Hill Capital Group LLC pursuant to an engagement letter dated January 31, 2003 (a copy of which has been delivered to the Company).

          (g) No Business Activities. Acquirer is not a party to any material agreement nor has it conducted any activities other than in connection with its incorporation, the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Acquirer has no material liabilities except to the extent arising under this Agreement. Except for its ownership of the shares of Company Common Stock set forth in Section 3.2(b), Acquirer does not own, directly or indirectly, any capital stock or other ownership interest in any Person and Acquirer has no Subsidiaries.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. COVENANTS OF THE COMPANY. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time, except (i) as set forth in the Company Disclosure Schedule, or (ii) as agreed in writing by Acquirer after the date hereof, the Company shall, and shall cause each of its Subsidiaries to, conduct its businesses only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and use its reasonable efforts to (A) preserve its business organization intact, (B) keep available the services of its current officers and employees, and (C) maintain its existing relations with customers, suppliers, creditors, business partners and others having business dealings with it. Without limiting the generality of the foregoing, and subject to exceptions set forth in clauses (i) and (ii) above, during the period from the date of this Agreement to the Effective Time, the Special Committee shall not and shall not authorize or recommend that the Company or any of its Subsidiaries:

          (a) (i) amend or propose to amend its Organizational Documents, (ii) issue, sell, grant, transfer, or subject to any Lien any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any stock or phantom appreciation rights or performance share awards or other rights to receive capital stock other than (x) the issuance of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise in accordance with their present terms of Company Stock Options to the extent outstanding on the date hereof, (iii) declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

          (b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (c) take, or agree or commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in
Article VI not being satisfied or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation; or

          (d) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     4.2. COVENANTS OF ACQUIRER. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company (acting through the Special Committee) otherwise consents in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Changes in Capital Structure. Acquirer shall not change its capital structure or permit any material change with respect to the ownership of Acquirer. Acquirer shall not transfer any Company Common Stock.

          (b) Company Stockholder Meetings. Acquirer will vote any and all Company Common Stock owned by Acquirer in favor of the Merger and the adoption of this Agreement at any meeting of the Company's stockholders at which a proposal relating to such approval or adoption is submitted to a vote of the Company's stockholders.

          (c) Other Actions. Acquirer shall not take, or agree to commit to take, any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied.

     4.3. ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party hereto shall promptly advise the other orally and in writing of the failure by it to comply with or satisfy in any material respect any covenant or agreement set forth in Articles IV and V hereof or any condition set forth in Article VI hereof required to be complied with or satisfied by it under this Agreement; provided, however, that the Company's obligation pursuant to this Section 4.3 is limited to those matters as to which the Special Committee has knowledge; and provided, further, that no such notification shall affect the covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Subject to applicable Laws relating to the exchange of information, each of the Company and Acquirer shall have the right to review and comment upon in advance, and to the extent practicable each will consult with the other with respect to, all the information relating to the other party which appears in any filings, announcements or publications made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1. STOCKHOLDERS' MEETING; PREPARATION OF DISCLOSURE DOCUMENTS.

          (a) Except as otherwise provided in Section 5.4, the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of adopting this Agreement and approving the Merger by obtaining
(i) the Required Company Vote, and (ii) the adoption of this Agreement and approval of the Merger by the affirmative vote of the holders of at least a majority of outstanding shares of Company Common Stock not owned by Acquirer, Deutsch or their respective Affiliates or Associates (the "Additional Vote"). Except as otherwise provided in Section 5.4, the Company Board, based upon the recommendation of the Special Committee, shall declare the advisability of, and recommend to its stockholders the approval of the Merger and adoption of this Agreement, shall include such recommendation in the Proxy Statement and shall take all lawful action to solicit such approval and adoption. Subject to Section 5.4, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement and shall take all other action necessary or, in the reasonable opinion of Acquirer, advisable to secure the Required Company Vote and the Additional Vote.

          (b) As soon as practicable following the date of this Agreement, the Company and Acquirer shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement and the Schedule 13E-3. Acquirer will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement and the
Schedule 13E-3, including, but not limited to, furnishing the Company upon request with any and all information regarding Acquirer or its Affiliates, the plans of such Persons for the Surviving Company after the Effective Time and all other matters and information as may be required to be set forth therein under the Exchange Act or the rules and regulations promulgated thereunder. Each of the Company and Acquirer shall use its reasonable good faith efforts (i) to respond to the comments of the SEC concerning the Proxy Statement or the
Schedule 13E-3 as promptly as practicable, and (ii) to cause the definitive Proxy Statement to be mailed to the Company's stockholders not later than five
(5) Business Days after clearance from the SEC. The Company shall pay the filing fees for the Proxy Statement and the Schedule 13E-3. Acquirer shall be given a reasonable opportunity to review and comment upon all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof. The Company and Acquirer each agree to correct any information provided by such party for use in the Proxy Statement or the
Schedule 13E-3 which becomes false or misleading. The Company shall cause the fairness opinion of FBR referred to in Section 3.1(f) to be included as an exhibit to the Proxy Statement and the Schedule 13E-3.

          (c) Each party shall notify the other party promptly of (i) the receipt of any notices, comments or other communications from the SEC or any other Governmental Entity, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other party with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Company and Acquirer agree that all telephonic calls and meetings with the SEC regarding the Proxy Statement, the
Schedule 13E-3 and the Merger shall include Representatives each of the Company and Acquirer.

          (d) If, at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the
Schedule 13E-3, the Company will promptly inform Acquirer. If, at any time prior to the Stockholders' Meeting, any event should occur relating to Acquirer or relating to the plans of Acquirer for the Surviving Company after the Effective Time, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Acquirer will promptly inform the Company. In any such case, the Company or Acquirer, as the case may be, with the cooperation of the other party, shall, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the parties shall approve (which approval, with respect to either party, shall not be unreasonably withheld or delayed) the form and content of such amendment or supplement.

     5.2. ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) From and after the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the Representatives of

Acquirer reasonable access, during normal business hours, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Acquirer (i) a copy of each report, certification, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws, as applicable, and (ii) consistent with its legal obligations, all other information concerning its business, properties and personnel as Acquirer may reasonably request; provided, however, the Company may restrict the foregoing access to the extent that (A) a Governmental Entity requires it or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws and regulations, or (B) any Law applicable to it or any of its Subsidiaries requires it or any of its Subsidiaries to restrict access to any properties or information.

          (b) Acquirer shall use the Confidential Information solely for the purpose of evaluating the transactions contemplated hereby or any modification of such transactions and for no other purpose. Acquirer agrees to keep all Confidential Information confidential and shall not, without the prior written consent of the Company, disclose any Confidential Information to any third party, in whole or in part, except those who have an actual need to know the Confidential Information for the purpose of evaluating the transactions contemplated hereby, who are informed of the confidential nature of the Confidential Information and who agree to be bound by this Section 5.2(b) ("Permitted Recipients"). Acquirer shall be responsible for any breach of any provision of this Section 5.2(b) by its Permitted Recipients. Upon the Company's request, following any termination of this Agreement pursuant to Article 7, Acquirer shall: (i) destroy or, at the Company's option, return to the Company all Confidential Information which is in tangible form, including any copies thereof, and destroy all Confidential Information provided on computer disks or tape or in other digital format and all abstracts and summaries of Confidential Information and references thereto which may have been prepared by Acquirer; and
(ii) certify to the Company that all Confidential Information has been returned or destroyed as requested by the Company.

     In the event that Acquirer becomes legally compelled to disclose any Confidential Information, Acquirer shall provide the Company with prompt notice, if lawful, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.2(b). If such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Section 5.2(b), Acquirer shall furnish or permit to be furnished only that portion of the Confidential Information which Acquirer is advised by its counsel is legally required to be furnished, and Acquirer shall use its reasonable best efforts to obtain assurances that such Confidential Information shall be treated confidentially by the recipient thereof.

     Acquirer acknowledges and agrees that any breach or threatened breach of the terms of this Section 5.2(b) regarding the treatment of Confidential Information may result in irreparable damage to the Company for which there may be no adequate remedy at law. Therefore, Acquirer agrees that in the event of any breach of this Section 5.2(b) by it or any third party to whom Acquirer makes Confidential Information available, the Company shall be entitled, in addition to any other rights and remedies available to it, to specific enforcement of the terms of this Section 5.2(b) and/or injunctive relief requiring the immediate return of all Confidential Information in the possession of Acquirer or any such third party and enjoining Acquirer and any parties to which Acquirer has made Confidential Information available from using Confidential Information in violation of this Section 5.2(b), in either case without the necessity of showing or proving that any actual damages have been sustained. The Company shall be entitled to recover from Acquirer the costs of litigation, including reasonable attorneys' fees, incurred by it in any successful legal or equitable action taken by it to enforce the provisions of this Section 5.2(b).

     5.3. APPROVAL AND CONSENTS; COOPERATION. Each of the Company and Acquirer shall cooperate with each other and use (and the Company shall cause its Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the satisfaction of the conditions set forth in Article 6) as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, exemptions, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (the "Required Regulatory Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Required Regulatory Approvals. The Company and Acquirer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, its Representatives and equity holders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any Required Regulatory Approvals or other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Acquirer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

     5.4. ACQUISITION PROPOSALS.

          (a) Neither the Company nor any Subsidiary of the Company shall (and the Company shall not authorize the Representatives of the Company or any Company Subsidiary to), directly or indirectly through any other Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to knowingly facilitate any Acquisition Proposal, or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person or group in connection with any Acquisition Proposal, or (ii) participate in or initiate discussions or negotiations concerning any Acquisition Proposal; provided, however, that nothing contained in this Section 5.4 or any other provision hereof shall prohibit the Company, the Company Board or the Special Committee from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board or the Special Committee, after taking into account advice from outside counsel, is required under applicable Law, provided that the Company may not, except as permitted by Section 5.4(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principal or agreement concerning any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the affirmative receipt of the Required Company Vote and the Additional Vote, the Company may furnish information concerning it or any Company Subsidiary to any third party Person or group pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Superior Proposal if: (x) such Superior Proposal shall not have resulted from a breach by the Company of the provisions of this Section 5.4(a)), and (y) the Company Board or the Special Committee concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of the Company Board or the Special Committee to the Company's stockholders under applicable Law.

          (b) The Company will promptly notify Acquirer of the existence of any request for information, proposal, discussion, negotiation or inquiry received by the Company, and the Company will promptly communicate to Acquirer the material terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Acquirer copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person or group making such proposal or inquiry or engaging in such discussion or negotiation. The Company will keep Acquirer reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal. The Company will promptly provide to Acquirer any non-public information concerning the Company provided to any other party which was not previously provided to Acquirer.

          (c) Except as set forth below in this subsection (c), neither the Company Board nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquirer, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company (or any Subsidiary) to enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. The Company Board or the Special Committee in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 5.4(a), may terminate this Agreement in order to enter into a letter of intent, agreement in principle or agreement with respect to a Superior Proposal, but only at a time that is prior to the affirmative receipt of the Required Company Vote and the Additional Vote and that is after the second (2nd) Business Day following Acquirer's receipt of written notice from the Company advising Acquirer that the Company Board or the Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person or group making such Superior Proposal; provided, however, that prior to such termination, the Company shall have caused its financial and legal advisors to negotiate in good faith with Acquirer; and provided, further, however, that prior to such termination, Acquirer has not made an offer that the Company Board or the Special Committee determines in good faith after consulting with its financial advisors is at least as favorable to the stockholders of the Company as the Superior Proposal.

          (d) Nothing set forth in this Section 5.4 or elsewhere in this Agreement shall require Acquirer, Deutsch or their respective Affiliates or Associates to vote their shares of Company Common Stock in favor of or tender such shares in response to, any Acquisition Proposal.

          (e) "Acquisition Proposal" shall mean (1) any inquiry, proposal or offer from any third party Person or group relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (2) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (f) "Superior Proposal" shall mean any Acquisition Proposal by a third party Person or group on terms that the Special Committee determines, in its good faith judgment (after taking into account the price and consideration offered and the likelihood that the proposed acquisition will ultimately be consummated and after taking into account the advice of the financial advisor to the Special Committee) to be more favorable to the Company's stockholders than the terms of the Merger.

     5.5. FEES AND EXPENSES. All Expenses incurred in connection, with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.

     5.6. INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE.

          (a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved or is threatened to be involved in (as a witness or otherwise) or otherwise requires representation by counsel now or at any time hereafter in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry that such person in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, trustee, partner, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (each, an "Indemnified Party"), whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, trustee, partner, employee or agent or in any other capacity while serving or having agreed to serve as a such a director, officer, trustee, partner, employee or agent, such indemnification to be given, made and provided to the fullest extent authorized by the MGCL, as now in effect or as it may hereafter be amended (but, in the case of any such amendment with reference to events occurring prior to the Effective Time, only to the extent that such amendment permits the Surviving Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including reasonable attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and such indemnity shall also inure to the benefit of such person's heirs, personal representatives and estate; provided, however, that except as provided in subsection (b) hereof, the Surviving Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person against the Company or Surviving Company only if such proceeding (or part thereof) was authorized prior to its initiation by a majority of the disinterested members of the Company Board. The rights to indemnification conferred in this Section 5.6(a) shall include the right to be paid by the Surviving Company any expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if and to the extent that the MGCL so requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made to or on behalf of a person only upon delivery to the Surviving Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 5.6(a) or otherwise. The rights to indemnification conferred in this Section 5.6(a) shall be deemed to be contract rights between the Surviving Company and each person who served in the capacities described above.

          (b) If a claim made under subsection (a) above shall not have been paid in full by the Surviving Company within sixty (60) days after a written claim has been received by the Surviving Company, the claimant may at any time thereafter bring suit against the Surviving Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid, in addition, the expenses of prosecuting such claim. In any action brought by the claimant to enforce a right to indemnification hereunder or by the Surviving Company to recover payments by the Surviving Company of expenses incurred by a claimant in a proceeding in advance of its final disposition, the burden of proving that the claimant is not entitled to be indemnified under this Section or otherwise shall be on the Surviving Company. Neither the failure of the Surviving Company (including its directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Surviving Company (including its directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct, or, in the case of such an action brought by the claimant, be a defense to this action.

          (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any Law (common or statutory) any agreement, or otherwise, both as to action in that person's official capacity and as to action in any other capacity by holding such office, and shall continue after the person ceases to serve in the capacity which initially entitled such person to indemnity hereunder.

          (d) For a period of six (6) years after the Effective Time, the Surviving Company shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Company may substitute therefor policies with an insurer of equal claims paying ratings and of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. Notwithstanding the foregoing, the obligations of the Surviving Company to cause such insurance to be maintained shall terminate and be of no further force or effect in the event that prior to the Effective Time "tail" coverage for the Company's existing policies is obtained by the Company for the six-year period after the Effective Time upon terms and conditions approved in writing by the Special Committee.

          (e) If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its equity or assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Company will assume the obligations set forth in this
Section 5.6.

     5.7. PUBLIC ANNOUNCEMENTS. From and after the date hereof until the Effective Time, the Company and Acquirer shall use all reasonable best efforts to develop a joint communications plan and each party shall use all reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to the rules of NASDAQ, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     5.8. FURTHER ASSURANCES. The proper officers of the Company and Acquirer shall take any reasonably necessary actions if, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, if, at any time after the Effective Time, the Surviving Company shall consider or be advised of any deeds, bills of sale, assignments, assurances or any other actions or things that are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquirer or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquirer, as the case may be, all such deeds, bills of sale, assignments and assurances and take and do, in the name and on behalf of the Company or Acquirer, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

     5.9. STATE TAKEOVER LAWS. If any state takeover becomes or is deemed to become applicable to the Agreement, the Merger or any other transactions contemplated hereby, the Company shall use its reasonable best efforts to render such statute inapplicable to all of the foregoing.

     5.10 LIMITED GUARANTEE. Deutsch agrees that he will be personally responsible for causing the Surviving Company and Acquirer to perform their respective obligations pursuant to this Agreement (including the payment of the Merger Consideration, the payment with respect to Company Stock Options set forth in Section 1.10 hereof and the payment of Expenses in connection with the Merger or other transactions contemplated by this Agreement). Notwithstanding the foregoing, in no event will Deutsch be personally responsible for paying or providing funds to any Person to pay for any portion of the Merger Consideration, the payment with respect to Company Stock Options set forth in
Section 1.10 hereof, or for any Expenses of the Company in connection with the Merger or the other transactions contemplated by this Agreement.

     5.11 ACQUIRER OWNERSHIP. Acquirer will continue to own the shares of Company Common Stock that it currently owns, as set forth on Exhibit A.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Company and Acquirer to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Required Company Vote and the Additional Vote.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, the party invoking this condition shall use its commercially reasonable efforts to have any such order or injunction vacated. The provisions of this Section 6.1 (b) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

          (c) Fairness Opinion. The fairness opinion of FBR referred to in
Section 3.l(f) shall not have been withdrawn, revoked, annulled or modified at or prior to the Effective Time.

          (d) Required Regulatory Approvals. All Required Regulatory Approvals shall have been obtained, been filed or have occurred, other than Required Regulatory Approvals the failure of which to obtain, make or occur, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that a Required Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement or restriction, or any other action directly or indirectly related to such grant taken by such Governmental Entity, that would reasonably expected to have a Material Adverse Effect on the Company.

     6.2. CONDITIONS TO THE OBLIGATION OF ACQUIRER TO EFFECT THE MERGER. In addition to the conditions set forth in Section 6.1, the obligation of Acquirer to effect the Merger are further subject to the satisfaction or waiver by Acquirer, on or prior to the Closing Date, of the following conditions:

          (a) Performance of Obligations and Covenants. The Company shall have performed or complied with all of its obligations and covenants required to be performed by the Company under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not reasonably be expected to have a Material Adverse Effect on the Company and would not prevent the consummation of the Merger by the Outside Date, and Acquirer shall have received an officer's certificate executed on behalf of the Company to such effect; provided, however, that the Company's performance or compliance with its obligations and covenants required to be performed by it under this Agreement shall not be a condition to the obligation of Acquirer to effect the Merger where the failure by the Company to so perform or comply is attributable to any action or inaction on the part of Deutsch or his Affiliates or Associates.

          (b) Certificate. The Company shall have delivered to Acquirer duly adopted resolutions of the Company Board approving the execution, delivering and performance of this Agreement, and resolutions of the stockholders of the Company pursuant to which the Required Company Vote and the Additional Vote was obtained, in each case certified by the Secretary or Assistant Secretary of the Company.

     6.3 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. In addition to the conditions set forth in Section 6.1, the obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of the following condition:

          (a) Performance of Obligations and Covenants. Acquirer shall have performed or complied with all of its obligations and covenants required to be performed by Acquirer under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not prevent the consummation of the Merger by the Outside Date, and the Company shall have received an officer's certificate executed on behalf of Acquirer to such effect.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

     7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company in the following manner:

          (a) By mutual written consent of the Company (acting through the Special Committee) and Acquirer.

          (b) By either the Company (acting through the Special Committee) or Acquirer if the Merger shall not have been consummated by December 31, 2003 (the "Outside Date"); provided, however, the right to terminate this Agreement under this Section 7.1 (b) shall not be available to any party whose material breach of any covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date.

          (c) By either the Company (acting through the Special Committee) or Acquirer if any Governmental Entity shall have issued any judgment, injunction, order, permit, decree or ruling or taken any other action permanently restraining, enjoining or prohibiting Acquirer or the Company from consummating the transactions contemplated by this Agreement, including the Merger, and such judgment, injunction, order, decree, ruling or other action shall have become final and nonappealable.

          (d) By either the Company (acting through the Special Committee) or Acquirer if the Required Company Vote and the Additional Vote shall not have been obtained at the Stockholders' Meeting or any adjournments or postponements thereof.

          (e) By the Company (acting through the Special Committee):

               (i) in connection with entering into a definitive agreement as permitted by Section 5.4(c) hereof, provided the Company has complied with all provisions thereof;

               (ii) if FBR withdraws its opinion that the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares, if any) is fair to such holders from a financial point of view, provided that such withdrawal was not requested or knowingly encouraged by the Special Committee; or

               (iii) if Acquirer shall have breached in any material respect any of its covenants or agreements contained in this Agreement, which would result in a failure of any of the conditions set forth in Section 6.3, which breach cannot be or has not been cured on or before the Outside Date.

          (f) By Acquirer:

               (i) if the Special Committee shall have (x) failed to make, withdrawn, modified or changed in a manner adverse to Acquirer its approval or recommendation of this Agreement or the Merger, (y) shall have made any recommendation with respect to an Acquisition Proposal other than a recommendation to reject such Acquisition Proposal, or (z) shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal with a Person other than Acquirer; or

               (ii) if the Company shall have breached in any material respect any of its covenants or other agreements contained in this Agreement which would result in a failure of any of the conditions set forth in Section 6.2, which breach cannot be or has not been cured on or before the Outside Date; provided, however, that the Acquirer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f)(ii) where the breach by the Company of any of its covenants or other agreements contained in this Agreement is attributable to any action or inaction on the part of Deutsch or his Affiliates or Associates.

     7.2. EFFECT OF TERMINATION.

          In the event of termination of this Agreement by either the Company or Acquirer as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, there shall be no liability or obligation on the part of the Company, Acquirer or their respective Representatives and Affiliates, and all rights and obligations of the parties hereto shall cease, except (i) with respect to Section 3.1(d) (Brokers and Finders), Section 3.2(f) (Brokers and Finders), Section 5.2 (Access to Information; Confidentiality), Section 5.5 (Fees and Expenses), this Section 7.2 (Effect of Termination) and Article 8, and
(ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

     7.3. AMENDMENT. This Agreement may be amended by the parties hereto
(which, in the case of the Company, shall require the approval of the Special Committee) at any time before or after any required approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, after any such approval, no amendment shall be made which by applicable Law or in accordance with the rules of NASDAQ requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

     7.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3, an extension or waiver pursuant to Section
7.4 or any other approval or consent required or permitted to be given pursuant to this Agreement or the exercise of any rights or satisfaction of any obligations of the parties hereunder shall, in order to be effective and in addition to the requirements of applicable Law, require (a) in the case of the Company, the action of the Special Committee or the Company Board or (b) in the case of Acquirer, the action by the Board of Directors thereof.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and other agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 8. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ACQUIRER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY ITSELF OR ANY OF

ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE DOCUMENTS AND THE INSTRUMENTS REFERRED TO HEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first Business Day following the date of dispatch if delivered by nationally recognized next-day courier service, (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (iv) if sent by facsimile transmission, when transmitted and confirmation of such transmission is received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Acquirer or Deutsch, to:

                    Research Park Acquisition, Inc.
                    Applied Technology Laboratory
                    5521 Research Park Drive
                    Baltimore, Maryland 21228
                    Attn: Robert W. Deutsch, Ph.D., President
                    Phone: (410) 869-1010
                     Fax: (443) 253-9380

              with a copy to:

                    Piper Rudnick LLP
                    6225 Smith Avenue
                    Baltimore, Maryland 21209-3600
                    Attn: Richard C. Tilghman
                    Phone: (410) 580-4274
                    Fax: (410) 580-3001

          (b) if to the Company, to:

                    RWD Technologies, Inc.
                    5521 Research Park Drive
                    Baltimore, Maryland 21228
                    Attn: Mr. Henry Z Shelton, Chairman,
                          Special Committee of the Board of Directors
                    Phone: (301) 564-3302
                    Fax: (301) 564-3205

              with a copy to:

                    King & Spalding LLP
                    191 Peachtree Street
                    Atlanta, Georgia 30303-1763
                    Attn: William G. Roche
                    Phone: (404) 572-4600
                    Fax: (404) 572-5146

     8.3. INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as set forth in Sections 1.4, 1.8, 1.9, 1.10, 5.6, 8.5 and 8.9 (which are intended to and shall create third party beneficiary rights if the Merger is consummated), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Indemnified Parties referred to in Section 5.6 shall be entitled to enforce the provisions hereof directly against the Surviving Company, to the same extent as if such Indemnified Party were a party hereto.

     8.6. GOVERNING LAW. This agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to the laws that might be applicable under conflicts of laws principles.

     8.7. WAIVER OF JURY TRIAL. Each of the parties hereto acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action or proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein. Each party (i) understands and has considered the implications of this waiver, (ii) makes this waiver voluntarily, and (iii) has been induced to enter into this Agreement by, among other things, the provisions of this Section 8.7.

     8.8. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or in certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable Law, each party waives any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     8.9. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

     8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions of this Agreement (without requirement to post a bond, if applicable), this being in addition to any other remedy to which the parties are entitled at law or in equity.

     8.11. DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

     "Affiliate" shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "Associate" means, with respect to any specified Person, (1) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse.

     "Business Day" means any day on which banks are not required or authorized to close in the City of Baltimore, Maryland.

     "Confidential Information" means information in whatever form provided by or on behalf of the Company to Acquirer or its directors, officers, employees, agents, lenders, investors or advisors in connection with the evaluation by Acquirer of the transactions contemplated herein, including information relating to the financial condition of the Company and its business strategies, marketing plans, developmental plans, computer programs, computer systems, processes, inventions, developments and trade secrets of every kind and nature. However, Confidential Information does not include any information which (i) was or becomes generally available to the public other than as a result of an unauthorized disclosure by Acquirer, (ii) was or becomes available to Acquirer on a nonconfidential basis from a source other than the Company or its advisors, provided that the disclosure by such source does not violate any confidentiality obligation or duty of such source to the Company or (iii) was within the possession of or known by Acquirer or any of its Affiliates prior to its being furnished by or on behalf of Company, provided that the disclosure by the original source of such information did not violate any confidentiality obligation or duty of such source to the Company.

     "Expenses means and includes all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, banks, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf, whenever incurred, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

     "Law" means all provisions of any federal, state, foreign, local or other law, statute, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations and orders promulgated thereunder, and any final orders, decrees, consents or judgments of any regulatory agency or court.

     "Material Adverse Effect" means, when used with respect to the Company, any event, change or effect that when taken together with all other such events, changes or effects, is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent resulting from or relating to (i) any changes or events (including a war or terrorist incident) affecting general economic, industry or financial market conditions, (ii) compliance with the terms of this Agreement,
(iii) the taking of any action by the Company that has been approved in writing by Acquirer, (iv) any adverse change in the stock price of the Company, (v) any change, event, circumstance, development or effect resulting from a breach of this Agreement by the Acquirer, or (vi) the announcement or pendency of the transactions contemplated by this Agreement.

     "Organizational Documents" means, with respect to any entity, the articles or certificate of incorporation or organization, bylaws or other governing documents of such entity.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, "group" (as defined in the Exchange Act) or other entity.

     "Representatives" means, collectively, the directors, officers, employees, agents and other representatives (including any investment bankers, financial advisors, attorneys and accountants) of any Person.

     "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Acquirer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, in each case as of the date first written above.

                                        Research Park Acquisition, Inc.,
                                        a Maryland corporation


                                        By: /s/ Robert W. Deutsch
                                            -----------------------------------
                                            Robert W. Deutsch, Ph.D., President


                                        RWD TECHNOLOGIES, INC.,
                                        a Maryland corporation


                                        By: /s/ Laurens MacLure, Jr.
                                            -----------------------------------
                                            Name: Laurens MacLure, Jr., V.P.


                                        As to Section 5.10 hereof only:


                                        /s/ Robert W. Deutsch, Ph.D.
                                        ---------------------------------------
                                        Robert W. Deutsch, Ph.D.

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                                    EXHIBIT A

         ACQUIRER'S STOCKHOLDERS AND OWNERSHIP INTERESTS IN THE COMPANY
                              AS OF APRIL 29, 2003.

                                   ----------

     1. Company Common Stock owned by Acquirer: 10,133,678 shares of Company Common Stock.

     2. Ownership of Acquirer:

     Name                        Shares of Acquirer Common Stock
     ----                        -------------------------------

     Robert W. Deutsch                      8,905,500

     Florence W. Deutsch                      450,000

     David J. Deutsch                         158,081

     Jane C. Brown                            170,097

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Hannah Elizabeth Deutsch

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Thomas Michael Deutsch

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Jonathan Daniel Deutsch

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Daniel Joseph Brown

     Total                                 10,133,678